                                                                   EXHIBIT 10.16

[LETTERHEAD OF CALMAT CO]

                                                January 20, 1995


Mr. R. Bruce Rieser
1527 Ridge Street
Redlands, CA  92373

Dear Bruce:

     It is with great pleasure that I am extending to you an offer to join CalMat Co. in the position of Senior Vice President, Construction Materials. This letter will outline the terms of CalMat's offer. We ask that you signify your acceptance of employment on these terms by signing the duplicate copy of this letter that is enclosed and returning it to me as soon as possible.

       I.  Base Salary
           -----------

     Your base salary will be $17,917 a month (which annualizes to $215,000). This salary is to be reviewed in accordance with CalMat's Executive Compensation Program as of January 1, 1996.

      II.  Bonus
           -----

     You will be eligible for bonus consideration for fiscal year 1995 and future years in accordance with the Company's program for Senior Executive Bonuses.

     III.  Stock Options
           -------------

     You will receive 20,000 shares as an initial grant, pursuant to the terms of the Company's existing stock option plans. Any future grants would be in accordance with the CalMat Executive Compensation and Stock Option Program.

      IV.  Company Car
           -----------

          A company car will not be provided, but business mileage will be reimbursed at the current IRS approved rate ($.29 per mile). Alternatively, your business use of your personal automobile may qualify for inclusion in the Company's "Runzheimer" Plan, in which event you will be reimbursed in accordance with that Plan.

                                                             Mr. R. Bruce Rieser
                                                                January 20, 1995
                                                                        Page Two
          V.  Pension/401-K
              -------------

          You will be eligible to participate in the CalMat Salaried Employees Thrift and Profit Sharing Retirement plan. Please note that this Plan has a one-year waiting period which cannot be waived. You may elect to roll over any 401-K monies you currently have into the CalMat Plan.

          VI.  Nonqualified Deferred Compensation Plan
               ---------------------------------------

          After the first year waiting period, you will be eligible to participate in the Nonqualified Deferred Compensation Plan and have the option of deferring 1% to 4% of base salary, in accordance with plan rules.

          VII.  Health and Welfare
                ------------------

          You will participate in the CalMat Health and Welfare Plan for salaried employees, following a 60-day waiting period. To the extent not paid by your former employer, the Company will reimburse your current employee COBRA cost through the duration of the waiting period. Once you are covered by the CalMat Health and Welfare Plan, you will receive medical and dental benefits in accordance with the plan. In addition, the Company will provide Company-paid life insurance of two times annual base salary; accidental death and dismemberment insurance at two times annual base salary; travel accident insurance at $300,000; and long-term disability insurance providing for 60% of base salary after a 90-day waiting period. You may purchase supplemental accident insurance up to $500,000.

          VIII.  Vacations
                 ---------

          For purposes of vacation eligibility, you will be credited on your starting date with years of service equal to your length of employment with your current employer and its corporate predecessors.

          IX.  Continuing Education
               --------------------

          CalMat will pay the cost of tuition and directly related costs, such as books, for your participation in the USC Executive MBA program or an equivalent program.

          X.  Relocation Expense
              ------------------

          In the event that you desire to relocate your home in order to be closer to the Company's headquarters, the Company will pay your actual moving expenses plus a grant for incidental expenses in accordance with Company policy in effect at the time of your move.

                                                             Mr. R. Bruce Rieser
                                                                January 20, 1995
                                                                      Page Three


XI.    At-Will Employment and Severance Arrangements
       ---------------------------------------------

          By accepting employment on the terms set forth in this offer letter, you agree that your employment and compensation are at-will and therefore can be terminated, with or without cause, at any time, and without prior notice, at your option or the Company's option. This at-will employment relationship will remain in effect throughout your employment with the Company, unless it is specifically modified by an express written employment agreement, authorized by the Company's Board of Directors.

          No CalMat employment policy, nor any written or oral statement or promise, nor any course of conduct, practice, award, promotion, transfer, or length of service creates an express or implied contract modifying this at-will relationship. Your acceptance of at-will employment with CalMat is a material part of this offer of employment and is an express condition of your employment.

          In the event that CalMat at any time chooses to exercise its right to terminate you without cause, you will be paid one year's base salary, less legally required deductions and withholdings, as severance pay. In addition, CalMat will waive payment of costs of continued health coverage under COBRA for one year. These will be the only payments to which you will be entitled in the event of termination without cause.

          Enclosed for your information and consideration are materials describing CalMat's benefit programs and personnel policies, and copies of the Company's latest Annual Report and related documents, as listed on the attachment to this letter (sent under separate cover).

          Bruce, we are very excited about your joining CalMat, and we look forward to having you on board.

                                         Very truly yours,

                                         /s/ A. Frederick Gerstell

                                         A. Frederick Gerstell
                                         Chairman of the Board
                                         President and Chief Executive Officer

                                                             Mr. R. Bruce Rieser
                                                                January 20, 1995
                                                                       Page Four

Acceptance of offer of employment:



               I hereby accept employment with CalMat on the terms and conditions stated above.


Dated:  February 2, 1995
        ----------

/s/ R. Bruce Rieser
- ------------------------
R. Bruce Rieser



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